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EXHIBIT 10.8
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                               SECOND AMENDMENT
                                      TO
                       AMERISTEEL STRATEGIC VALUE ADDED
                      EXECUTIVE SHORT-TERM INCENTIVE PLAN


         This Second Amendment to the AmeriSteel Strategic Value Added Executive Short-Term Incentive Plan is made and entered into by AmeriSteel Corporation (the "Company") this 29 day of July 1999, but is effective for all purposes as of April 1, 1999.


                             W I T N E S S E T H:

         WHEREAS, the Company has previously adopted the AmeriSteel Strategic Value Added Executive Short-Term Incentive Plan (as amended to date, the "Plan"); and

         WHEREAS, Article VI of the Plan authorizes the Company to amend the Plan at any time with the approval of the Company's Board of Directors; and

         WHEREAS, the Company desires to amend the Plan further in certain respects.

         NOW, THEREFORE, in consideration of the premises, the Plan is hereby amended as follows:


         1.  Article III(a) of the Plan in hereby amended to read as follows:

         (a) If the employment of a Participant Terminates during a Plan Year for normal retirement (at or after age 65), early retirement (within the meaning of Section 4.01 of the Company's Pension Plan), total and permanent disability (as defined in the Company's Long-Term Disability
         Plan), death or by reason of Special Circumstances (as defined below), the Participant shall participate in the Plan for such Plan Year until the date his employment Terminates and shall be eligible to receive an Award for such Plan Year. Such award shall be Calculated by multiplying the full year Award that would have been payable to the Participant if his employment had not Terminated (but Calculated based solely on the Company's financial performance for the portion of the Plan Year ending with the last day of the fiscal quarter in which the employment of the Participant Terminates) by a fraction, the numerator of which is the number of days during the Plan Year in which the Participant participated in the Plan (i.e., the number of days prior to and including the date his employment Terminated) and the denominator of which is the number of days in the Plan Year. For purposes of this paragraph (a), "Special Circumstances" shall mean a situation where the employment of a Participant Terminates as a direct result of the Company selling or closing on a permanent basis a mill or other facility operated by the Company, with the determination of whether Special Circumstances exist in a particular case to be made in the sole discretion of the Committee.
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         2.  Article V(a) of the Plan is amended to read as follows:

         (a) Payment of an Award with respect to any Plan Year shall be made within two (2) months following the end of the Plan Year; provided, however, that with respect to an Award made pursuant to the provisions of Article III(a), payment shall be made within (2) months following the end of the fiscal quarter in which the employment of the Participant Terminates.


         IN WITNESS WHEREOF, the foregoing Second Amendment is adopted by the Company.

                                                AMERISTEEL CORPORATION


                                                By: /s/ Phillip E. Casey
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